Exhibit 99.1

Deborah Kendric                                                        9/30/04
dkendric@statebankofli.com                                    (516) 495 - 5050
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     State Bancorp, Inc. Elects Three New Members to its Board of Directors
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Jericho,  N.Y. - On September 27, 2004, the Board of Directors of State Bancorp,
Inc., parent company of State Bank of Long Island, increased the membership of its Board of Directors from ten to thirteen and elected K. Thomas Liaw, Gerard
J. McKeon and Andrew J. Simons as directors. Each will also serve as a director of State Bank of Long Island.

K. Thomas Liaw is Chairman of the Department of Economics and Finance and Professor of Finance at the Peter J. Tobin College of Business at St. John's University in Jamaica, NY. Upon obtaining his Ph.D. from Northwestern University in 1988, he joined St. John's as a finance professor. Dr. Liaw has been widely published in the areas of investment banking, capital markets, risk management and asset management. He has a consulting practice and has served as an adviser to several companies including Polaris Securities Group and RiskVal Financial Solutions, Inc. He also serves as a Board member of the Chinese American Academic and Professional Society and the Chinese Cultural Association of Long Island and Chinese School.

Gerard J. McKeon, has served on State Bank of Long Island's Advisory Board since 1983. Mr. McKeon had a prominent career at the New York Racing Association
(NYRA) establishing an internal audit department which he headed until his election as corporate Treasurer. Subsequently he was elected Vice President of Administration and Finance and in 1982, he was elected as President of NYRA, in which capacity he served until his retirement in 1994. Prior to his career at NYRA, Mr. McKeon was an auditor with Arthur Young and Company. He earned a BS in Accounting from Fordham University in 1964, is a Certified Public Accountant, and has been a member of the American Institute of Certified Public Accountants since 1971.

Andrew J. Simons is the Associate Dean of St. John's University School of Law in Jamaica, NY where he obtained his law degree in 1965. Prior to his appointment as Associate Dean in December 2000, he served as partner-in-charge of the Environmental Practice Group at the Uniondale law firm of Farrell Fritz, P.C. (1982-2000), where he continues to serve as special counsel. Dean Simons is admitted to practice in the courts of New York State, the United States Supreme Court, the United States Court of Appeals for the Federal and Second Circuits, and the United States District Court of the Eastern and Southern Districts of New York. He has

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served on the Board of Trustees and the Board of Directors, respectively, of the
Keystone Custodian Family of Funds and the Evergreen Family of Funds. Dean Simons earned an A.B. in English Literature from the College of the Holy Cross and following graduation, served as a Lieutenant in the United States Navy from 1960-62.

Commenting on the new appointments to the Board, Thomas F. Goldrick, Jr., Chairman and CEO of State Bank, said, "The three newly elected Board members have extensive educational and business experience in the area of finance. They will serve as a perfect complement to our already strong and distinguished Board of Directors. We are confident that these proven professionals will contribute significantly to the Company as we strive to continue our success as an organization dedicated to providing high-quality personal service to commercial firms, small businesses, municipalities and consumers."

State Bank of Long Island is the largest independent commercial bank headquartered in Nassau County. In addition to its fifteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho,
N.Y.-based Studebaker-Worthington Leasing Corp. and also maintains a lending facility in Jericho. Ranking among the highest performing banks in New York State, State Bancorp has a consistent track record of measured, orderly growth, and has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout Long Island and Queens. In 2003, State Bancorp, Inc. achieved its 33rd year of consecutive record earnings, an achievement that few, if any, financial institutions can match. The Company maintains a World Wide Web site at www.statebankofli.com with corporate, investor and branch banking information.